Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form 1-A of our report dated April 17, 2023, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Verb Technology Company, Inc. as of and for the years ended December 31, 2022 and 2021, included herein. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

February 14, 2024